UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

October 29, 2010

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33338	13-2721761
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street Pittsburgh, Pennsylvania	15203-2329
(Address of principal executive offices)	(Zip Code)

(412) 432-3300

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.	Regulation FD Disclosure

During the third quarter ended October 30, 2010, American Eagle Outfitters, Inc. (the "Company") liquidated 95% of its auction rate securities and auction rate preferred securities (collectively "ARS") investment portfolio, with the last sale occurring on October 29, 2010. The ARS investment portfolio was originally purchased as highly liquid short-term instruments. Due to the deterioration of the ARS market and ARS investments experiencing failed auctions or long-term auction resets, the Company's ARS investment portfolio was subsequently classified as long-term, with a weighted average contractual maturity of approximately 26 years. This liquidation allowed the Company to convert substantially all of its ARS investment portfolio to short-term liquid assets.

As a result of the liquidation referenced above, the Company received proceeds of $149.6 million, plus accrued interest. The Company will recognize an expense in its consolidated statements of operations for the third quarter ended October 30, 2010 of $24.2 million, or $0.12 per diluted share.

The Company's remaining ARS investments consist of three issues of municipal bond ARS with $9.2 million of par value, a weighted average maturity of less than two years and an estimated fair value of $9.2 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC.
(Registrant)

Date: November 4, 2010	By:	/s/Joan Holstein Hilson
Joan Holstein Hilson
Executive Vice President and Chief Financial Officer